Exhibit 99.1

News Release

For Immediate Release

Contact:	Michael A. Piraino	Moira Conlon
	EVP and Chief Financial Officer	Financial Relations Board
	Epicor Software Corporation	8687 Melrose Avenue 7th Floor
	Irvine, CA, USA	Los Angeles, CA, USA
	Phone: 949.585.4595	Phone: 310.854.8311
	E-mail: michael@epicor.com	E-mail: mconlon@financialrelationsboard.com

Epicor® Announces Acceleration of Stock Option Vesting

IRVINE, Calif., December 19, 2005 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today announced that the Compensation Committee of its Board of Directors has approved the accelerated vesting of certain unvested and “out-of-the money” non-qualified stock options previously awarded to all employees for options with exercise prices greater than $14.30 per share effective December 16, 2005. Options held by non-employee directors are excluded from the accelerated vesting. The total number of stock options accelerated is approximately 475,000 shares and have prices ranging from $14.31 to $16.00 per share. In order to prevent its Executive Officers from unintended personal benefits, the Company has imposed restrictions on any shares received by such Executive Officers through the exercise of accelerated options. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option until the date on which such shares would have vested under the options’ original vesting terms.

The Company is taking this action in order to reduce the future compensation expense associated with unvested stock options following the adoption of Statement of Financial Accounting Standards No. 123, Share Based Payment (revised 2004) (“SFAS 123R”). The Company will be required to apply the expense recognition provisions of SFAS 123R beginning in the first quarter of 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record in connection with the accelerated options by approximately $2.5 million over the original option vesting periods.

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Epicor Announces Acceleration of Stock Option Vesting

“Our Board took this action with the belief that it is in the best interest of our stockholders, as it will reduce Epicor’s reported compensation expense in future periods,” said Michael Piraino, chief financial officer and executive vice president of Epicor. Mr. Piraino added that “because these options had exercise prices in excess of the current market value, the Company also believed that they might not have been fully achieving their original objectives of employee retention and incentive compensation.”

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in 33 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for retail, manufacturing, distribution, enterprise service automation, hospitality and pharmaceutical that enable companies to immediately drive efficiency throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.